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                                                                      EXHIBIT 2

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of May 5, 1997, by and between BBN Corporation, a Massachusetts corporation (the "COMPANY"), and GTE Corporation, a New York corporation ("PARENT").

  WHEREAS, as a condition to its willingness to enter into the Agreement and Plan of Merger, dated as of May 5, 1997 (the "MERGER AGREEMENT"; capitalized terms used herein without definition shall have the meanings set forth in the Merger Agreement), among the Company, Parent and GTE Massachusetts Incorporated, a Massachusetts corporation ("PURCHASER"), Parent has required that the Company agree, and the Company has agreed, to grant Parent the option as set forth herein to purchase up to 4,225,000 (subject to adjustment as set forth herein) shares of Common Stock, $1.00 par value of the Company (the "COMPANY COMMON STOCK").

  NOW, THEREFORE, to induce Parent to enter into the Merger Agreement and in consideration of the Merger Agreement and of the mutual covenants and agreements set forth herein, the parties agree as follows:

  1. Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase up to 4,225,000 (subject to adjustment as set forth herein) shares of Company Common Stock (the "OPTION SHARES") at a purchase price of $29 (subject to adjustment as set forth herein) per Option Share (the "PURCHASE PRICE").

  2. Exercise of Option. (a) Parent may exercise the Option, with respect to all or any part of the Option Shares at any one time, subject to the provisions of Section 2(c), after the occurrence of any event as a result of which Parent is entitled to receive the Termination Fee pursuant to Section 8.2(b) of the Merger Agreement (a "PURCHASE EVENT"); provided, however, that
(i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 9 months after the first occurrence of a Purchase Event described in clauses (i) or (ii) of Section 8.2(b) of the Merger Agreement, (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Parent has, or upon the occurrence of certain events would have, the right to receive the Termination Fee under clause (iii) of Section 8.2(b) following such termination, in which case the Option will not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which Parent has or may have such right to receive the Termination Fee, and (D) when the aggregate amount paid by the Company under Section 6 and in connection with the Termination Fee equals or exceeds $21,231,000 and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares illegal (the "REGULATORY APPROVALS"). Notwithstanding the termination of the Option, Parent will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

  (b) In the event that Parent wishes to exercise the Option, it will send to the Company a written notice (an "EXERCISE NOTICE"; the date of which being herein referred to as the "NOTICE DATE") to that effect, which Exercise Notice also specifies the number of Option Shares, if any, Parent wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Parent wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), and a date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "OPTION CLOSING"; the date of which being referred to as the "OPTION CLOSING DATE"). Any Option Closing will be at an agreed location and time in New York, New York on
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the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of Section 2(a).

  (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. Notwithstanding anything in Section 2(a) hereof to the contrary, in such event, if the Option is otherwise exercisable and Parent wishes to exercise the number of Option Shares specified in the Exercise Notice that Parent is then permitted to acquire under the applicable laws and regulations, and if Parent thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Parent shall be entitled to acquire such remaining balance. The Company agrees to use its reasonable best efforts to assist Parent in seeking the Regulatory Approvals.

  In the event (i) Parent receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted,
(ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, or (iii) Parent in its sole discretion shall so elect, Parent shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

  3. Payment and Delivery of Certificates. (a) At any Option Closing, Parent will pay to the Company in immediately available funds by wire transfer to a bank account designated in writing by the Company an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

  (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), the Company will deliver to Parent a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all Liens of any kind whatsoever except as may generally obtain under applicable securities laws. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, any rights shall be outstanding under the Company's shareholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Parent as are provided under any shareholders rights agreement or similar agreement relating to the Company or Company Common Stock then in effect.

  (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to restrictions arising under the Securities Act of 1933, as amended, together with any regulations promulgated thereunder (the "SECURITIES ACT") in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Parent has delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act.

  4. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

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  (a) The Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Company Common Stock necessary for Parent to exercise the Option, and will take all necessary corporate action to authorize and reserve for issuance all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The Option Shares have been duly authorized and all additional shares of Company Common Stock or other securities which may be issuable pursuant to Section 6 upon exercise of the Option, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens of any kind or nature whatsoever except as may generally obtain under applicable securities laws, including without limitation any preemptive rights of any stock holder of the Company.

  (b) The Company is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Massachusetts. The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding agreement of the Company, and assuming this Agreement is a legal, valid and binding obligation of Parent, this Agreement is enforceable against it in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the courts before which any proceedings thereafter may be brought.

  (c) The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option 4,225,000 authorized but unissued shares of Company Common Stock.

  (d) No consent of any court or governmental authority is necessary for the execution, delivery and performance of this Agreement by the Company.

  (e) The execution and delivery of this Agreement do not, and the performance of this Agreement will not (i) violate the articles of organization or by-laws of the Company, or (ii) conflict with or result in a breach of any terms or provisions of, or constitute a default or give rise to a right of acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under any Material Contract or any existing applicable Law or any rule or regulation of any national securities exchange having jurisdiction over the Company or any of its property.

  (f) The representations and warranties set forth in Section 4.2 of the Merger Agreement are true and correct.

  5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that the Option is being acquired for investment purposes only, any Option Shares acquired by Parent upon exercise will be acquired for investment purposes only, and the Options and any Option Shares or other securities acquired by Parent upon exercise of the option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

  6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Company Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, distribution of assets or similar transaction, the type and number of shares or

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securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Parent will receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock (after giving effect to such event) if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Company Common Stock subject to the Option will be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Company Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option, and the Purchase Price thereof will be adjusted appropriately. The Company shall provide notice to Parent as soon as possible of any event requiring an adjustment under this clause (a).

  (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any Person, other than Parent or one of its Subsidiaries and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or
(iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Parent or one of its Subsidiaries, then, and in each such case, notice of such transaction will be provided as soon as possible to Parent by the Company, and the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock in connection with such transaction if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefor, as applicable and make any other necessary adjustments so that the holders of the Option may benefit fully from such transaction.

  (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Parent sends to the Company an Exercise Notice indicating Parent's election to exercise its right (the "CASH-OUT RIGHT") pursuant to this Section 6(c), then the Company shall pay to Parent, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Parent specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 New York Stock Exchange ("NYSE") trading days commencing on the 12th NYSE trading day immediately preceding the Notice Date (or, at the election of Parent, the date of the Purchase Event in the event the Option has become exercisable and is subject to termination under clause
(C) of Section 2(a)(i)), per share of Company Common Stock as reported on the NYSE Composite Transaction Tape (or, if not listed on the NYSE, as reported on any other national securities exchange or national securities quotation system on which Company Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) (the "CLOSING PRICE") and (ii) the Purchase Price. The amount of cash that the Company will be obligated to pay under this Section 6, when added to the Termination Fee, shall not exceed in the aggregate $21,231,000. Notwithstanding the termination of the Option, Parent will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

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  7. Registration Rights. The Company will, if requested by Parent at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Parent upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company will use its best efforts to qualify such shares or other securities under any applicable state securities laws. The Company will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material non-public information that would materially and adversely affect the Company or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, will be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Parent's counsel related thereto. Parent will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it will allow Parent the right to participate in such registration, and such participation will not affect the obligation of the Company to effect demand registration statements for Parent under this Section 7; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by the Company. In connection with any registration pursuant to this Section 7, the Company and Parent will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

  8. Transfers. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 7 or (ii) pursuant to an exemption from the registration requirements under the Securities Act.

  9. Listing. If Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), the Company, upon the request of Parent, will promptly file an application to list the Company Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

  10. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and the date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of the Company, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

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  11. Miscellaneous. (a) Expenses. Except as otherwise expressly provided herein, each of the parties hereto will bear and pay all costs and expenses incurred by to or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

  (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of the parties.

  (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

  (d) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of the laws thereof.

  (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by telegram, cable, or telex, or by registered or certified mail, postage prepaid, addressed to the respective parties as set forth in Section 8.7 of the Merger Agreement.

  (f) Assignment. None of this Agreement, the Option or any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party except that Parent may assign its rights to any of its Subsidiaries. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  (g) Further Assurances. In the event of any exercise of the Option by Parent, the Company and Parent will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (h) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, the foregoing being in addition to any other remedy to which they are entitled at law or in equity.

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  IN WITNESS WHEREOF, the Company and Parent caused this Agreement to be signed by their respective officers thereunto authorized as of the date first written above.

                                          GTE CORPORATION

                                            /s/ Kent B. Foster
                                          By___________________________________
                                            Name: Kent B. Foster
                                            Title: President

                                            /s/ Marianne Drost
                                          By___________________________________
                                            Name: Marianne Drost
                                            Title: Secretary

                                          BBN CORPORATION

                                            /s/ John Montjoy
                                          By___________________________________
                                            Name: John Montjoy
                                            Title: Senior Vice President

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